UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

VIVINT SOLAR, INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

92854Q106

(CUSIP Number)

December 31, 2018

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92854Q106	13G	Page 2 of 16

1.	Name of Reporting Persons: 313 Acquisition LLC
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 74,359,374
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 74,359,374
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 74,359,374
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 62.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 92854Q106	13G	Page 3 of 16

1.	Name of Reporting Persons: Blackstone Capital Partners VI L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 74,359,374
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 74,359,374
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 74,359,374
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 62.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 92854Q106	13G	Page 4 of 16

1.	Name of Reporting Persons: Blackstone Management Associates VI L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 74,359,374
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 74,359,374
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 74,359,374
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 62.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 92854Q106	13G	Page 5 of 16

1.	Name of Reporting Persons: BMA VI L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 74,359,374
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 74,359,374
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 74,359,374
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 62.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 92854Q106	13G	Page 6 of 16

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 74,359,374
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 74,359,374
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 74,359,374
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 62.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 92854Q106	13G	Page 7 of 16

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 74,359,374
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 74,359,374
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 74,359,374
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 62.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 92854Q106	13G	Page 8 of 16

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 74,359,374
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 74,359,374
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 74,359,374
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 62.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 92854Q106	13G	Page 9 of 16

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 74,359,374
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 74,359,374
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 74,359,374
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 62.3%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 92854Q106	13G	Page 10 of 16

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 74,359,374
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 74,359,374
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 74,359,374
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 62.3%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 92854Q106	13G	Page 11 of 16

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 74,359,374
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 74,359,374
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 74,359,374
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 62.3%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a). Name of Issuer

Vivint Solar, Inc. (the “Issuer”)

(b). Address of Issuer’s Principal Executive Offices:

3301 N. Thanksgiving Way, Suite 500

Lehi, Utah 84043

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	313 Acquisition LLC

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	Blackstone Capital Partners VI L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	Blackstone Management Associates VI L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	BMA VI L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	Blackstone Holdings III L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(vi)	Blackstone Holdings III GP L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	Stephen A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

313 Acquisition LLC directly holds 74,359,374 shares of Common Stock. 313 Acquisition LLC is managed by a board of managers and Blackstone Capital Partners VI L.P. (“BCP VI”), as managing member.

Blackstone Management Associates VI L.L.C. is the general partner of BCP VI. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. Blackstone Holdings III L.P. is the managing member of BMA VI L.L.C. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock beneficially owned by 313 Acquisition LLC, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than 313 Acquisition LLC) is the beneficial owner of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”), or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

92854Q106

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 119,315,579 shares of Common Stock outstanding upon closing of the registered offering described in the prospectus supplement on Form 424B3 filed with the Securities and Exchange Commission on December 3, 2018. Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page. 313 Acquisition LLC directly holds 74,359,374 shares of Common Stock.

(b) Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019

313 ACQUISITION LLC By: Blackstone Capital Partners VI L.P., its managing member By: Blackstone Management Associates VI L.L.C., its general partner By: BMA VI L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE CAPITAL PARTNERS VI L.P. By: Blackstone Management Associates VI L.L.C., its general partner By: BMA VI L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE MANAGEMENT ASSOCIATES VI L.L.C. By: BMA VI L.L.C., its sole member

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BMA VI L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[Vivint Solar, Inc. - Schedule 13G/A]

BLACKSTONE HOLDINGS III L.P. By: Blackstone Holdings III GP L.P., its general partner By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP L.P. By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P. By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman

[Vivint Solar, Inc. - Schedule 13G/A]